SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 21, 2003

Commission File Number 0-27744

PCD INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts 04-2604950
(State or Other Jurisdiction of (I.R.S. Employer
Incorporation or Organization) Identification Number)

2 Technology Drive
Centennial Park
Peabody, Massachusetts 01960-7977
(Address of Principal Executive Offices, Including Zip Code)

Registrant's telephone number, including area code: (978) 532-8800

ITEM 3. BANKRUPTCY AND RECEIVERSHIP

     On March 21, 2003, PCD Inc. (OTC Bulletin Board: PCDI.OB), a manufacturer of electronic connectors, announced that, having completed its review of strategic alternatives for addressing its capital structure, it has entered into definitive agreements to sell the assets of its two business divisions. To facilitate the sales, PCD Inc. and its domestic subsidiary, Wells-CTI, Inc., filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts. The Chapter 11 filings will allow the sale of the assets of the domestic entities to be free and clear from certain liabilities that the prospective purchasers do not wish to assume.

     PCD Inc. has agreed to sell its Industrial/Avionics Division, headquartered in Peabody, MA, and focused on control interconnects and terminal blocks, to Amphenol Corporation for $14 million, less assumed liabilities. The Wells-CTI Division which has headquarters in Phoenix, AZ, and supplies advanced design burn-in sockets to the semiconductor testing industry, is being sold to UMD Technology, Inc., a Portland, OR based provider of engineering services and products to the electronics industry for approximately $2 million plus assumed liabilities. Assuming approval of the company's reorganization plan by the Bankruptcy Court and the closing of these transactions, PCD's creditors will receive the proceeds from the sale of PCD's assets to Amphenol and UMD, as well as any additional cash on PCD's balance sheet after the close of the transactions.

     The Company's Japanese subsidiary, Wells-CTI KK, was not included in the bankruptcy filings, although its shares will be included in the sale of Wells-CTI.

     PCD Inc. emphasized that all of its domestic and international operations are conducting business as usual, as the Company will continue to accept customer orders and service its customers with existing facilities and personnel.

     To enable PCD to conduct its business while the sales are completed, its lenders have agreed to terms and conditions to allow PCD to use its existing cash reserves and revenues from operations to meet all of its current operating requirements. PCD's request to use the funds covered by its agreement with lenders has been submitted to the Bankruptcy Court as part of the Company's first-day motions. Upon Bankruptcy Court approval of the request, PCD will be able to use these funds to pay suppliers in full, under normal terms, for all goods and services provided in the ordinary course of business after the bankruptcy filings. Balances owed to suppliers as of the bankruptcy filings will be repaid in full upon completion of the asset sales.

     A copy of the full press release dated March 21, 2003, announcing the filing is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.

ITEM 5. OTHER MATTERS.

     On March 27, 2003, PCD announced that the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts has approved orders with respect to PCD's "first day motions" on March 25, 2003.

     The first day orders approve an interim agreement between PCD and the agent for its senior secured lending group which will allow PCD to meet all of its operating requirements through the use of its current cash reserves and its revenues from operations, in accordance with an agreed budget. Accordingly, PCD will be able to use these funds to pay suppliers in full, under normal terms, for all goods and services provided in the ordinary course of business, and to maintain operational stability as PCD moves through the transition period with Amphenol Corporation and UMD Technology Inc., the purchasers of PCD's two business divisions.

     In addition, the Court approved an order authorizing PCD to pay its current employees prepetition wages and compensation up to the statutory limit and to continue health and other benefit programs. The order also authorizes PCD to pay any and all local, state and federal withholding and payroll-related taxes pertaining to prepetition periods. By order of the Court, all banks are directed to receive, process, honor and pay any and all checks drawn on the payroll and general disbursement accounts related to employee obligations of PCD and its business, regardless of whether such checks are presented to banks before or after the date of PCD's Chapter 11 filing.

     Finally, in conjunction with the Chapter 11 filing and as required under Section 363 of the U.S. Bankruptcy Code, PCD and Wells-CTI also filed a motion for sales of their assets free and clear of liens and encumbrances.

     A copy of the Company's press release dated March 27, 2003 announcing the approval of the orders is attached hereto as Exhibit 99.2 and is hereby incorporated by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) EXHIBITS

EXHIBIT
NUMBER

99.1           Press Release of PCD Inc. dated March 21, 2003.

99.2           Press Release of PCD Inc. dated March 27, 2003

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCD INC.

Registrant

DATED: March 31, 2003

By: /s/ John L. Dwight, Jr.
John L. Dwight, Jr.
Chairman of the Board, President
and Chief Executive Officer